                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             PICTURETEL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                             PICTURETEL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                             PICTURETEL CORPORATION

                               100 MINUTEMAN ROAD

                          ANDOVER, MASSACHUSETTS 01810

                                                                  April 29, 1999

Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of PictureTel Corporation which will be held on Thursday, June 17, 1999 at 10:00 a.m. at PictureTel Corporation's Headquarters, 100 Minuteman Road, Andover, Massachusetts.

     We ask for your support in approving the election of directors (Item 1), for approval of the adoption of the 1999 Equity Plan under which 3,000,000 shares of Common Stock may be delivered from time to time (Item 2), for approval of an amendment to the 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock which may be delivered under the Plan from 1,000,000 to 2,000,000 (Item 3), for approval of the adoption of the 1999 Foreign Subsidiary Employee Stock Purchase Plan under which 500,000 shares of Common Stock may be delivered from time to time (Item 4), and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 1999 (Item 5).

     A copy of the Company's Annual Report to Stockholders for 1998 is included with the proxy materials.

                                            Sincerely,

                                            /s/ Bruce R. Bond

                                            BRUCE R. BOND
                                            Chairman of the Board

                             PICTURETEL CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PictureTel Corporation (the "Company") will be held at PictureTel Corporation's Headquarters, 100 Minuteman Road, Andover, Massachusetts, on the 17th day of June, 1999 at 10:00 a.m. for the following purposes:

     1. To fix the number of directors at five and to elect five directors, each to serve until the next annual meeting and until his successor is elected and qualified.

     2. To consider and act upon a proposal to adopt the 1999 Equity Plan under which 3,000,000 shares of Common Stock (subject to the adjustment provisions therein) may be delivered from time to time.

     3. To consider and act upon a proposal to amend the 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock which may be delivered under the Plan (subject to the adjustment provisions therein) from 1,000,000 to 2,000,000.

     4. To consider and act upon a proposal to adopt the 1999 Foreign Subsidiary Employee Stock Purchase Plan under which 500,000 shares of Common Stock (subject to the adjustment provisions therein) may be delivered from time to time.

     5. To consider and act upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the 1999 fiscal year.

     6. To transact any other business which may properly be brought before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the meeting or any adjourned session thereof.

                                            By Order of the Board of Directors

                                            /s/ W. Robert Kellegrew, Jr.

                                            W. ROBERT KELLEGREW, JR.
                                            Secretary

Andover, Massachusetts
April 29, 1999

     A PROXY CARD IS ENCLOSED FOR YOUR USE. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE.

                             PICTURETEL CORPORATION

                               100 MINUTEMAN ROAD

                          ANDOVER, MASSACHUSETTS 01810

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1999

                                PROXY STATEMENT

     The enclosed form of proxy is solicited on behalf of the Board of Directors of PictureTel Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at PictureTel Corporation's Headquarters, 100 Minuteman Road, Andover, Massachusetts, on June 17, 1999 at 10:00 a.m. and at any and all adjourned sessions thereof. The proxy may be revoked prior to its exercise (i) by written notice received by the Secretary of the Company at its address set forth above, (ii) by execution of a later-dated proxy, or (iii) by attending the Annual Meeting or any session thereof and voting the shares covered by the proxy in person. Shares represented by duly executed proxies will be voted FOR the election of directors (Item 1) and the proposal set forth in Items 2, 3, 4, and 5 unless authority to vote for the election of directors or such proposal is withheld or different instructions are given. The proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof, and if it contains any specifications, it will be voted in accordance therewith.

     Stockholders of record at the close of business on April 19, 1999 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 19, 1999, there were outstanding and entitled to vote 40,295,291 shares of Common Stock.

     It is expected that the form of proxy and proxy statement will first be mailed to stockholders on or about April 29, 1999.

ITEM 1 -- ELECTION OF DIRECTORS

     The directors propose that the stockholders fix the number of directors at five. All of the nominees are currently directors. All directors were elected at the 1998 Annual Meeting of Stockholders on June 17, 1998. Five directors are to be elected to serve as Directors until the next annual meeting and until their successors are elected and qualified.

NOMINEES FOR ELECTION

     The age, positions with the Company, principal occupations during the past five years, and directorships of other public companies now held by each person who is a nominee for election as a Director at the Annual Meeting are as follows:

     Bruce R. Bond, 52, is currently President, Chief Executive Officer, and Chairman of the Board. Mr. Bond became President and Chief Executive Officer in February, 1998 and was elected a Director at that time. Mr. Bond was elected Chairman of the Board on June 17, 1998. Mr. Bond came to PictureTel from ANS Communications, the networking subsidiary of America Online, Inc., where he served as Chief Executive Officer from July, 1996 to February, 1998. Prior to ANS, Mr. Bond spent seven years with British Telecom, where he ran the company's largest business division. Mr. Bond is also a Director of WITCO Corporation, a public specialty chemical company, and Ceridian Corporation, an information services company. Mr. Bond is a Trustee of State Street Research and Management Company, an Investment Management Firm.

     Dr. Norman E. Gaut, 61, has been a Director of the Company since September, 1984. Dr. Gaut was Chairman of the Board from April, 1987 to June, 1998 and President and Chief Executive Officer of the

Company from January, 1986 to February, 1998. Dr. Gaut is currently the Chief Executive Officer of Continuity Solutions, Inc., an internet customer service software company.

     Robert T. Knight, 61, was elected a Director in December, 1992 and is a member of the Compensation Committee and Audit Committee. Mr. Knight became President of Technology Venture Services, a provider of capital and consultant services to early stage technology companies, in January, 1996. Mr. Knight was President & CEO of Digital Sound Corporation, a voice processing company, from December, 1990 to December, 1995. Previously, Mr. Knight was Sr. Vice President of Xerox Corporation for six years and prior to that was President of the Information Network Services Group of Computer Sciences. Mr. Knight is also a Director of Cottage Health Systems, a California Health Care provider, and Data Dimensions, Inc., a consulting company specializing in software compliance issues and application development.

     David B. Levi, 66, has been a Director of the Company since September, 1986 and is a member of the Compensation Committee and Audit Committee. Mr. Levi was the Chief Operating Officer of Voice Control Systems, a speech recognition company, from November, 1996 until he retired in 1997. Previously, Mr. Levi was President of Voice Processing Corporation, a speech recognition technology company for telephony markets, from November, 1995 to November, 1996. From July, 1991 to April, 1995, Mr. Levi was President of Natural Microsystems Corporation, a manufacturer of voice processing systems. Mr. Levi is also a Director of Voxware, a public company in the speech compression business, and Microlog, a public company in the interactive voice response business.

     Enzo Torresi, 54, was elected a Director of the Company in August, 1996. He is currently a Founding Partner of Eurofund Partners, a Venture Capital Fund that specializes in high-technology ventures. Until August, 1998, Mr. Torresi was Chairman, Cofounder, and Chief Executive Officer of ICAST Corporation, a privately held Internet software company that was acquired by FVC.COM. Mr. Torresi is also a Cofounder of Power Computing Corporation. From January, 1989 to October, 1994, Mr. Torresi was President, Chief Executive Officer, and Cofounder of NetFRAME Systems Incorporated, a public company in the network server business. Mr. Torresi is a Director of FVC.COM, a public company engaged in enterprise video networking, and Optibase Ltd., a public company specializing in MPEG-based, digital, video communications.

     None of the nominees are related to any other nominee or to any executive officer of the Company by marriage, adoption, or blood (except relationships, if any, more remote than first cousins).

BOARD MEETINGS AND COMMITTEES:

     The Board of Directors of the Company took action by written consent 2 times and held 10 meetings, including telephone/video meetings, during the fiscal year ended December 31, 1998. The Board has two standing committees: an Audit Committee and a Compensation Committee.

     The Compensation Committee currently consists of two non-employee directors, Robert T. Knight and David B. Levi. It has the authority to determine the compensation of officers and key employees of the Company, to determine compensation under the employee benefit plans and to administer the Company's incentive plans including stock option and purchase plans. During the fiscal year ended December 31, 1998, the Compensation Committee took action by written consent 14 times, and held 4 meetings.

     The Audit Committee currently consists of two non-employee directors, Robert T. Knight and David B. Levi. It provides review of internal control policies and procedures with respect to the Company's operations. Further, the Committee recommends the appointment of the Company's independent auditors and meets annually with the auditors to review the scope and results of the year-end audit and discuss any concerns related to corporate accounting practices or controls. The Audit Committee held 5 meetings during the fiscal year ended December 31, 1998.

     Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served in 1998.

DIRECTORS COMPENSATION

     During fiscal 1998, each director who is not an officer, employee, or full-time consultant to the Company or any subsidiary (an "Outside Director") received an annual retainer of $20,000 and received $1,000 for each meeting of the Board of Directors, including Compensation and Audit Committee meetings, that such Outside Director attended. Outside Directors also received expense reimbursements for attending Board and Committee meetings. Directors who are officers, employees, or former employees of the Company do not receive any additional compensation for their services as a director.

     Outside Directors are also entitled to participate in the Amended 1992 Non-Employee Directors' Stock Option Plan. The plan provides that each Outside Director who had been a Director for more than two years on August 1, 1996 and each other Outside Director first elected a Director after August 1, 1996 ("Eligible Directors") shall automatically be granted an option to purchase 20,000 shares of Stock at an exercise price equal to the fair market value of the Stock on the respective effective date of the grant (August 1, 1996 or the date of election, respectively). Each option is exercisable in installments, 25% one year after the effective date of the grant and 6.25% after the end of each quarter thereafter so that the options are 100% exercisable four years after the effective date of grant. The Plan also provides for the annual grant of stock options to purchase 5,000 shares of the Company's Common Stock to each Eligible Director on August first of each year, commencing on August 1, 1997, provided that no such annual option for 5,000 shares shall be granted to a director who first became a director of the Company within six months prior to August first of said year. These annual grants become fully vested and exercisable one year from the date of grant. In February, 1998, this plan was amended to allow for the non-automatic grant of stock options to eligible directors from time to time at the discretion of the Board of Directors. Each of the then outside directors received a grant of stock options to purchase 20,000 shares of the Company's Common Stock effective February 27, 1998 at an exercise price of $7.188, the market price on that date, which amounted to 60,000 shares in the aggregate. These February, 1998 options became fully vested and exercisable on February 27, 1999, one year from the date of grant. All options remain exercisable until 10 years after date of grant unless an Eligible Director ceases to be a director for any reason other than death or total and permanent disability; all options held by the Director that are not then exercisable shall then terminate. Options that are exercisable on the date of such termination shall continue to be exercisable until the earlier of (1) three months thereafter or (2) the date on which the option would have terminated had the director remained an Eligible Director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission. Executive officers, directors and greater than ten-percent shareholders are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required to be filed, the Company believes that all filing requirements applicable to its executive officers and directors were satisfied in 1998.

     Unless authority to do so has been withheld or limited in proxies, proxies will be voted to fix the number of directors at five and to elect the nominees specified above. However, should any of the nominees refuse or be unable to serve, it is the intention of the persons named as proxies to act in respect to the filling of that office by voting the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may, in their discretion, determine.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO FIX THE NUMBER OF DIRECTORS AT FIVE AND FOR EACH OF THE FIVE NOMINEES.

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of March 10, 1999 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock of the Company, each of the Company's directors and named executive officers and the Company's executive officers and directors as a group.

                                                                SHARES OF COMMON STOCK
                                                              BENEFICIALLY OWNED OR INTO
                                                                 WHICH SECURITIES ARE
                                                                    CONVERTIBLE(1)
                                                              --------------------------
NAME AND ADDRESS OF HOLDER                                      NUMBER          PERCENT
--------------------------                                      ------          -------
Bruce R. Bond(2)............................................    468,750            1.1%
Norman E. Gaut(3)...........................................    879,692            2.1%
Robert T. Knight(4).........................................     61,750              *
David B. Levi(5)............................................     93,050              *
Enzo Torresi(6).............................................     48,750              *
David W. Grainger(7)........................................    151,250              *
Lawrence M. Bornstein(8)....................................    101,281              *
Richard S. Haak, Jr.........................................        -0-              *

Intel Corporation(9)........................................  4,478,708           10.7%
     2200 Mission College Blvd
     Santa Clara, CA 95052

Crabbe Huson Group, Inc.(10)................................  4,191,100           10.0%
     121 S.W. Morrison
     Suite 1400
     Portland, OR 97204

State of Wisconsin Investment Board(11).....................  2,671,900            6.4%
     P.O. Box 7842
     Madison, WI 53707

Dimensional Fund Advisors Inc.(12)..........................  2,046,300            4.9%
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA 90401

All Directors and Executive Officers as a Group (consisting
  of 11 persons)(13)........................................  1,826,523            4.4%

---------------
 * Less than one percent.

 (1) For purposes of determining beneficial ownership of the Company's Common Stock, owners of Series A Convertible Preferred Stock are considered to be the beneficial owners of the shares of Common Stock into which the Preferred Stock is convertible. The percentage ownership of the outstanding class of Common Stock reported herein is based on the assumption (expressly required by applicable rules of the Securities and Exchange Commission) that only the person whose ownership is being reported has converted their shares of Series A Convertible Preferred Stock into Common Stock. Also included in the determination of beneficial ownership are any shares which may be acquired by a Director or Officer of the Company within sixty days through the exercise of any option.

 (2) Represents 468,750 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1999.

 (3) Includes 675,000 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1999 and 28,000 shares of Common Stock owned by the Marvin G. Gaut Trust which Dr. Gaut may be deemed to beneficially own.

 (4) Includes 53,750 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1999.

 (5) Includes 62,750 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1999.

 (6) Includes 38,750 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1999.

 (7) Represents 151,250 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1999.

 (8) Includes 98,593 shares issuable upon exercise of options which are exercisable within 60 days after March 10, 1999.

 (9) Intel Corporation holds Series A Convertible Preferred Stock, which is a non-voting security, which is convertible into shares of PictureTel Corporation's Common Stock. This information is based on a Schedule 13D filed with the Securities and Exchange Commission on January 18, 1999.

(10) Crabbe Huson Group, Inc. holds these shares as investment adviser for its investment management clients. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1999.

(11) The State of Wisconsin Investment Board is a government agency which manages public pension funds subject to provisions comparable to ERISA. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 16, 1999.

(12) Shares are owned by advisory clients of Dimensional Fund Advisors Inc. and Dimensional Fund Advisors, Inc. disclaims beneficial ownership of these shares. This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1999.

(13) Also included in the determination of beneficial ownership are any shares which may be acquired by a director or officer of the Company within sixty days through the exercise of any option. As of March 10, 1999, 1,548,843 shares of Common Stock may be acquired by such persons on exercise of options which are exercisable within sixty days.

EXECUTIVE OFFICERS AS OF APRIL 1, 1999

     Bruce R. Bond. See "Nominees for Election" above.

     Arthur L. Fatum, 46, joined the Company in November, 1998 as Vice President and Chief Financial Officer. Prior to joining PictureTel, Mr. Fatum held the position of President and Managing Director of AT&T Capital Europe from July, 1995 to June, 1998, where he was responsible for the European Division of a global equipment leasing company. From January, 1995 to June, 1995, Mr. Fatum held the position of Manager -- Global Leasing Program at AT&T Capital, where he developed global leasing procedures and practices. Mr. Fatum also held the position of Senior Vice President, Finance for Dun & Bradstreet Information Services from August, 1990 to December, 1994, where he was the senior financial officer for a division of Dun & Bradstreet Corporation.

     Gary L. Bond, 51, joined the Company in September, 1998 as Group Vice President and General Manager, Products. He is responsible for profit and loss and management of the product business unit. Prior to joining PictureTel, Mr. Bond held the position of Vice President of Corporate Marketing and Technology Planning for DSC Communications from March, 1995 to September, 1998, where he was responsible for marketing strategy and direction. Mr. Bond previously held a number of positions of increasing responsibility in Marketing for British Telecom, a large telecommunications company, from 1990 to March, 1995.

     Lawrence M. Bornstein, 56, joined the Company in January, 1994 as Vice President of Human Resources. Prior to joining PictureTel, Mr. Bornstein served as an executive recruiter for Heidrick and Struggles, an executive search firm from June, 1993 to January, 1994.

     David W. Grainger, 56, became Group Vice President and General Manager-Services Division in January, 1999. Mr. Grainger was Group Vice President Field Operations from November, 1997 to January, 1999. Mr. Grainger joined the Company in September, 1994 as Vice President, Worldwide Customer Services (changed to Enterprise Services Division in early 1996). Prior to joining PictureTel, Mr. Grainger held the position of Senior Vice President and Officer, Worldwide Customer Services for Xerox Corporation from September, 1991 to September, 1994.

     Richard S. Haak, Jr., 44, joined the Company in June, 1998 as Vice President and Corporate Controller. Prior to joining PictureTel, Mr. Haak held the position of Vice President and Controller for Wheelabrator Technologies Inc., an energy and environmental service company, from 1993 to May, 1998.

     Frazer N. Hamilton, 50, joined the Company in June, 1998 as Vice President of Quality and Business Processes and then assumed the position of Vice President, Worldwide Sales in January, 1999. Mr. Hamilton was elected an officer in March, 1999. Prior to joining PictureTel, Mr. Hamilton held the position of Director of Sales and Marketing for ANS Communications Europe from September, 1997 to June, 1998. In 1997, Mr. Hamilton held the position of General Manager B.T. Government National Accounts for British Telecom. From 1995 to 1997, Mr. Hamilton held the position of General Manager Business Sales Operations for British Telecom. From 1993 to 1995, Mr. Hamilton held the position of Deputy General Manager B.T. Business Sales, City of London.

     All of the Company's executive officers are full-time employees of the Company. Executive officers of the Company hold office for an indefinite term, subject to the discretion of the Board of Directors.

     None of the persons listed above is related to any other such person by marriage, adoption or blood (except relationships, if any, more remote than first cousins).

MANAGEMENT COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years, awarded or accrued, to the Company's Chief Executive Officer and the other four most highly compensated Executive Officers (collectively the "Named Executive Officers").

                                                                            LONG-TERM
                                                                       COMPENSATION AWARDS
                                                            OTHER     ----------------------
                                  ANNUAL COMPENSATION       ANNUAL    RESTRICTED               ALL OTHER
                               -------------------------   COMPEN-      STOCK                   COMPEN-
                                       SALARY     BONUS     SATION     AWARD(S)     OPTIONS     SATION
NAME AND PRINCIPAL POSITION   YEAR      ($)        ($)       ($)         ($)       (SHARES)     ($)(1)
---------------------------   ----     ------     -----    -------    ----------   --------    ---------

Bruce R. Bond                 1998(2)  $419,236    -0-     $461,084(3)             1,500,000     -0-
  Chairman and CEO

Dr. Norman E. Gaut            1998(4)  $165,583    -0-       -0-                      -0-      $203,507(5)
  Chairman and CEO            1997      349,474    -0-       -0-                     150,000      2,400
                              1996      280,000  $50,000     -0-                      50,000      2,250

Richard B. Goldman            1998(6)  $142,192    -0-       -0-                      -0-      $ 71,732(7)
  (Until 9/11/98)             1997(8)    95,000  $48,000(9)  -0-                     105,000      1,575
  Vice President CFO, CAO
  Treasurer and Secretary

David W. Grainger             1998     $225,000    -0-       -0-                      -0-      $  2,400
  Group Vice President        1997      194,481    -0-       -0-                     180,000      2,400
  and General Manager,        1996      160,000  $40,000     -0-                      20,000      2,250
  Services Division

Lawrence M. Bornstein         1998     $189,827    -0-       -0-                      30,000   $  2,400
  Vice President,             1997      174,846    -0-       -0-                      50,000      2,400
  Human Resources             1996      155,000  $40,000     -0-                      17,500      2,250

Richard S. Haak, Jr.          1998(10) $ 89,231  $35,000(11) -0-                      50,000     -0-
  Vice President, Corporate
  Controller

---------------
(1) Unless otherwise indicated, Company contributions to 401(k) plan.

(2) Mr. Bond joined the Company in February, 1998.

(3) Represents payment of relocation expenses pursuant to Mr. Bond's employment agreement.

(4) Dr. Gaut retired from the Company in June, 1998.

(5) Represents payment for vacation time accrued of $19,077, as of the retirement date, and severance of $184,429 paid in 1998 pursuant to Dr. Gaut's separation agreement.

(6) Mr. Goldman resigned from the Company in September, 1998.

(7) Represents payment for vacation time accrued of $5,096, as of the termination date, and severance of $57,692 and bonus payments of $8,944 pursuant to Mr. Goldman's separation agreement.

(8) Mr. Goldman joined the Company in June, 1997.

(9) Represents sign-on bonus of $10,000 and $38,000 bonus paid pursuant to the Company's agreement with Mr. Goldman.

(10) Mr. Haak joined the Company in June, 1998.

(11) Represents sign-on bonus of $25,000 and a special cash award of $10,000 (see Compensation Committee Report).

                           OPTIONS/SAR GRANTS IN 1998

     The following table shows all grants of options to the Named Executive Officers of PictureTel in 1998. Pursuant to the Securities and Exchange Commission rules, the table also shows the potential realized value of the options assuming PictureTel's stock price appreciates annually by 5% and 10% respectively from the date of grant until the end of the option term (10 years). These rates are mandated by the Securities and Exchange Commission rules and do not represent the Company's estimate or projection of the future Common Stock price. The Company does not agree that the value of an option can properly be determined by this method.

                                          PERCENTAGE                                POTENTIAL REALIZABLE
                                           OF TOTAL                                   VALUE AT ASSUMED
                                           OPTIONS/                                   ANNUAL RATES OF
                                             SARS                                 STOCK PRICE APPRECIATION
                              OPTIONS/    GRANTED TO   EXERCISE OR                    FOR OPTION TERM
                                SARS      EMPLOYEES    BASE PRICE    EXPIRATION   ------------------------
NAME                         GRANTED(1)    IN 1998     (PER SHARE)      DATE        5% ($)       10% ($)
----                         ----------   ----------   -----------   ----------     ------       -------
Bruce R. Bond..............  1,500,000      42.23%       $ 6.937      1/31/2008   $6,543,963   $16,583,687
Norman E. Gaut.............        -0-
Richard B. Goldman.........        -0-
David W. Grainger..........        -0-
Lawrence M. Bornstein......     30,000       0.84%         6.625      1/05/2008      124,993       316,756
Richard S. Haak, Jr........     30,000       0.84%         7.750      6/16/2008      146,218       370,545
                                20,000       0.56%         7.125     11/30/2008       89,617       227,108

---------------
(1) Options granted in 1998 have a ten year term, and begin to be exercisable 12 months after the grant date, with 25% of the option shares covered thereby becoming exercisable at that time and with an additional 6.25% of the option shares becoming exercisable quarterly thereafter, and with all options being fully exercisable on the fourth anniversary of the grant date.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                      AND 1998 YEAR-END OPTION/SAR VALUES

     The following table provides information as to options exercised by each of the Named Executive Officers of PictureTel during 1998 and the value of options held by such officers at year end 1998 measured in terms of the closing price of PictureTel's Common Stock on NASDAQ on December 31, 1998 ($6.625). (No stock appreciation rights were granted by PictureTel in 1998 and none were outstanding at December 31, 1998.)

                                                                                            VALUE OF UNEXERCISED IN-
                                                                NUMBER OF UNEXERCISED        THE-MONEY OPTIONS/SARS
                                   SHARES                     OPTIONS/SARS AT 12/31/98          AT 12/31/98($)(2)
                                 ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE(#)   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   -----------   -----------   -------------   -----------   -------------
Bruce R. Bond..................    -0-            -0-           -0-          1,500,000        -0-            -0-
Norman E. Gaut.................   36,171       $221,547       675,000          -0-            -0-            -0-
Richard B. Goldman.............    -0-            -0-           -0-            -0-            -0-            -0-
David W. Grainger..............    -0-            -0-         137,500          122,500        -0-            -0-
Lawrence M. Bornstein..........    -0-            -0-          83,906           63,594        -0-            -0-
Richard S. Haak, Jr............    -0-            -0-           -0-             50,000        -0-            -0-

---------------
(1) Amounts in this column reflect the market value of the shares at exercise date less the exercise price and may not represent amounts actually realized by the named individuals.

(2) Amounts in this column reflect the market value of the shares at December 31, 1998 less the exercise price. The actual value of unexercised options fluctuates with stock market activity.

EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS

     The Company has severance agreements with Bruce R. Bond which provide that in the event that Mr. Bond's employment is (i) involuntarily terminated by the Company for any reason other than for cause (as defined), he shall receive an amount equal to his then-current monthly base salary for a period of twenty-four (24) consecutive months following the date of such termination; or (ii) involuntarily terminated by the Company for any reason other than for cause (as defined), within thirty-six (36) months after a Change of Control of the Company (as defined), Mr. Bond shall be paid an amount equal to three times the sum of (a.) his then-current base salary, and (b.) the highest bonus paid in the prior three years, such payment to be made in installments over a thirty-six (36) consecutive month period following the date of such termination. In all cases, Mr. Bond's medical and dental benefits would continue during such time as he is receiving the specified severance payments. Provisions in agreement (ii) above provide Mr. Bond with such severance in the event he voluntarily terminates his employment after a Change of Control of the Company, within a defined period of time, for Good Reason (as defined in the agreement). The agreement also contains provisions requiring Mr. Bond to remain in the employ of the Company until the Change of Control (subject to the specific provisions for termination by the Company) and provisions relating to an adjustment of the severance in the event that such amount is subject to federal excise tax on change of control payments and benefits.

     Norman E. Gaut's severance arrangement provides that Dr. Gaut shall be paid monthly $29,166.67, an amount equal to his monthly base salary at his June 1998 termination of employment date, for a period of thirty (30) consecutive months following such termination and his medical and dental benefits shall continue for the same period. (See the Report of the Compensation Committee).

     The Company has severance agreements with David Grainger which provide that in the event that Mr. Grainger's employment is (i) involuntarily terminated by the Company for any reason other than for cause (as defined), he shall be paid an amount equal to the sum of (a.) his then-current annual base salary, and (b.)fifty percent (50%) of his then-current bonus target opportunity, such payment to be made in installments over a twelve (12) consecutive month period following the date of such termination; or (ii) involuntarily terminated by the Company for any reason other than for cause (as defined),within thirty-six (36) months after a Change of Control of the Company (as defined), Mr. Grainger shall be paid an amount equal to two times the sum of (a.) his then-current annual base salary, and (b.) the highest bonus paid in the prior three years, such payment to be made in installments over a twenty-four (24) consecutive month period following the date of such termination. In all cases, Mr. Grainger's medical and dental benefits would continue during such time as he is receiving the specified severance payments. Provisions in agreement (ii) above provide Mr. Grainger with such severance in the event he voluntarily terminates his employment after a Change of Control of the Company, within a defined period of time, for Good Reason (as defined in the agreement). The agreement also contains provisions requiring Mr. Grainger to remain in the employ of the Company until the Change of Control (subject to the specific provisions for termination by the Company) and provisions relating to an adjustment of the severance in the event that such amount is subject to federal excise tax on change of control payments and benefits.

     The Company has severance agreements with Lawrence Bornstein which provide that in the event that Mr. Bornstein's employment is (i) involuntarily terminated by the Company for any reason other than for cause (as defined), he shall be paid an amount equal to the sum of (a.) his then-current annual base salary, and (b.) fifty percent (50%) of his then-current bonus target opportunity, such payment to be made in installments over a twelve (12) consecutive month period following the date of such termination; or (ii) involuntarily terminated by the Company for any reason other than for cause (as defined), within thirty-six (36) months after a Change of Control of the Company (as defined), Mr. Bornstein shall be paid an amount equal to two times the sum of (a.) his then-current annual base salary, and (b.) the highest bonus paid in the prior three years, such payment to be made in installments over a twenty-four (24) consecutive month period following the date of such termination. In all cases, Mr. Bornstein's medical and dental benefits would continue during such time as he is receiving the specified severance payments. Provisions in agreement (ii) above provide Mr. Bornstein with such severance in the event he voluntarily terminates his employment after a Change of Control of the Company, within a defined period of time, for Good Reason (as defined in the agreement). The agreement also contains provisions requiring Mr. Bornstein to remain in the employ of the Company until the Change of Control (subject to the specific provisions for termination by the Company) and provisions relating to an adjustment of the severance in the event that such amount is subject to federal excise tax on change of control payments and benefits.

     Richard Goldman's severance arrangement provides that Mr. Goldman shall be paid monthly $16,666.67, an amount equal to his monthly base salary at his September 11, 1998 termination date, for fifteen (15) months, and fifty percent (50%) of his then-current bonus target opportunity, paid in installments over the same period following such termination and his medical and dental benefits shall continue for the same period.

     The Company has severance agreements with Mr. Richard S. Haak, Jr. which provide that in the event that Mr. Haak's employment is (i) involuntarily terminated by the Company for any reason other than for cause, he shall be paid an amount equal to his then current monthly base salary for a period of six (6) consecutive months following the date of such termination; or (ii) involuntarily terminated by the Company for any reason other than for cause (as defined), within twenty-four (24) months after a Change of Control of the Company (as defined), Mr. Haak shall be paid an amount equal to one times the sum of (a.) his then-current annual base salary, and (b.) the highest bonus paid in the prior three years, such payment to be made in installments over a twelve (12) consecutive month period following the date of such termination. In all cases, Mr. Haak's medical and dental benefits would continue during such time as he is receiving the specified severance payments. The agreement (ii) above also contains provisions requiring Mr. Haak to remain in the employ of the Company until the Change of Control (subject to the specific provisions for termination by the Company) and provisions relating to an adjustment of the severance in the event that such amount is subject to federal excise tax on change of control payments and benefits.

     In February, 1998 the Compensation Committee authorized two loans to Mr. Bond in connection with his becoming the President and Chief Executive Officer at that time. The first loan for $750,000 was made to enable Mr. Bond to retire an obligation with his previous employer. This loan matures on February 28, 2002 or earlier upon termination of employment and is forgiven ratably over a four-year period so long as Mr. Bond is an employee of the Company. Interest accrues on this loan at the rate of 8.5% per year. The first pro-rata portion of this loan and accrued interest was forgiven in February, 1999. The second loan of $500,000 was a bridge loan to enable Mr. Bond to purchase a residence in Massachusetts. The loan was to be repaid upon the sale of Mr. Bond's home in New York or in the event of his termination by the Company. This loan was repaid in full and the note retired in July, 1998.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of PictureTel (the "Committee") has the authority to set the compensation of the Chief Executive Officer and all executive officers of the Company and makes the following report for the year 1998. The Committee has the responsibility to review the design, administration and effectiveness of all programs and policies concerning executive compensation. The Committee administers the Company's 1989 Equity Incentive Plan, under which stock option grants may be made to executive officers, key employees at all position levels in the Company and consultants to the Company and administers the Company's Employee Stock Purchase Plan. In addition, the Committee has responsibility for the review and approval of the Management Incentive Program(s) to be in effect for the Chief Executive Officer, executive officers and key employees each fiscal year. The Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

     General Compensation Philosophy. The Company operates in the extremely competitive and rapidly changing environment of the electronics and high technology industry. The Committee strives to maintain compensation programs that allow the Company to respond to the competitive pressures within this industry. The Company's compensation philosophy is to offer compensation opportunities that are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success, and enhanced shareholder value. These compensation opportunities are intended to be competitive within the electronics and high technology industry and enable the Company to attract, retain and motivate the management talent necessary to achieve the Company's overall business objectives and ensure the Company's long-term growth.

     Compensation Components. It is the Committee's objective to have a substantial portion of each executive officer's compensation opportunity conditional ("at risk") upon the performance of the Company, as well as his or her contribution to the Company's meeting its objectives and to design a total compensation and incentive structure to motivate and reward success, balancing short and long-term goals. The Company's executive compensation program consists of three major components: (i) base salary; (ii) an annual management incentive bonus; and, (iii) long-term incentives. The second and third elements constitute the "at risk" portion of the Company's overall compensation program.

     Base Salary. The Committee annually reviews each executive officer's base salary. In determining salary adjustments, the Committee considers the executive's individual performance, the Company's success in achieving the annual business objectives, and the executive's current base salary in relation to the expected salary level for the position. The expected salary level is established at approximately the 50th percentile of comparable positions in companies included in the executive compensation surveys in which the Company participates as well as other commercially available surveys. These surveys include electronic and high technology companies with whom the Company competes for senior-level executives. (Some of the companies included in the surveys are included in the NASDAQ Electronic Components Stock Index used in the "Performance Graph".) Further, the executive officer's total cash compensation (base salary plus bonus opportunity) is likewise targeted at approximately the 50th percentile, but with an opportunity for the total cash compensation to be above the mid-range of the survey groups in the event Company profitability exceeds business plan targets. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. After giving consideration to various factors deemed relevant by the Committee, the Committee determined that, effective in January, 1998, base salary adjustments were to be made for the Named Executive Officers (other than Richard Haak, Jr. who was hired in June 1998, David Grainger whose salary was adjusted in November 1997, and Dr. Gaut, who retired in June 1998; see below) in the three tables preceding this Report. The Committee believes that the salaries paid to all Named Executive Officers approximate the expected 50th percentile of the compensation data reviewed.

     Annual Management Incentive Bonus. The annual management incentive bonus is the first "at risk" executive compensation element in the Company's executive compensation program. At the beginning of each year, the Committee establishes objectives for the management incentive bonus program, including revenue and profitability targets drawn from the fiscal year business plan approved by the Board of Directors. Additionally, at the beginning of each year, the Committee establishes bonus award targets for the Executive Officers and for 1998 these bonus targets ranged from 40% to 100% of base salaries. The bonus plan has a threshold level of Company performance based on both revenue and profit before interest and taxes (a prescribed percentage of business plan objectives) that must be achieved before any bonuses are awarded. The bonuses that may be awarded under the program may not exceed 100% of a bonus award target upon full achievement of the Company's business plan objectives and may not exceed 200% of a bonus award target for performance well in excess of the Company's business plan objectives. The bonus amounts payable to each Executive Officer are then determined by considering Company performance and individual performance. After giving consideration to the criteria deemed relevant by the Committee, including the Company's failure to achieve the business plan objectives in 1998, the Committee determined that no incentive bonus awards were to be made under the annual management incentive bonus program to any of the Executive Officers of the Company. However, a special one-time cash payment of $10,000 was made to Richard Haak, Jr., the Company's Controller, in recognition of his individual efforts in managing the finances of the Company while the Company sought a replacement following Mr. Goldman's resignation as the Chief Financial Officer in 1998.

     Long-Term Incentive Program ("LTIP"). The LTIP is the second "at risk" element of the Company's compensation program in which executive officers and all other Company employees participate. This program has consisted solely of stock options, not cash (although cash and other stock based awards are permitted under the Company's 1989 Equity Incentive Plan). The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders, which bring into balance short and long-term compensation with the Company's goals, fostering the retention of key executive and management personnel, and stimulating the achievement of superior performance over time. Awards to executives are based upon criteria which include an individual's current position with the Company, total compensation, unvested stock options, the executive's performance in the recent period, expected contributions to the achievement of the Company's long-term performance goals, and current competitive practice. The relative weight given to each of these factors will vary from executive to executive at the Committee's discretion. After giving consideration to the criteria deemed relevant by the Committee, including prior option grants made to Company executives, a competitive analysis of the Company's option program and overall compensation programs against the programs of companies of similar size and industry, and the recommendations of the Company's management, the Committee approved the stock option grants to the Named Executive Officers set forth in the Option/SAR Grant Table. The Committee also approved stock option grants to two other Executive Officers hired in 1998. These stock options granted by separate contracts, not under the 1989 Equity Incentive Plan, were granted at an exercise price equal to the fair market value on the effective date of the grant, become exercisable over four years and have a term of ten years.

     Compensation of the Chief Executive Officer. On February 25, 1998, Mr. Bruce Bond joined the Company as President and Chief Executive Officer and on June 17, 1998, Mr. Bond assumed the additional responsibilities of Chairman of the Board of Directors. After considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Base Salary" above, Mr. Bond was offered an initial annual base salary of $500,000 to join the Company. The base salary was acknowledged to be above the expected 50th percentile of the executive compensation surveys reviewed, but deemed appropriate for Mr. Bond's background and the roles he was being asked to fulfill.

     As part of the Company's offer of employment to Mr. Bond, the Committee approved a 1998 target incentive bonus of 100% of base salary under the Company's management incentive bonus program described above. After giving consideration to the criteria deemed relevant by the Committee, including the Company's failure to achieve the business plan objectives in 1998, the Committee determined that no incentive bonus award was to be made to Mr. Bond under the management incentive bonus program.

     An important part of the Company's offer of employment to Mr. Bond was the grant of stock options. After considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Long-Term Incentives" above and competitive compensation data available to the Committee for comparable positions within the electronics and high technology industry, the Committee approved the stock option grant to Mr. Bond set forth in the Option/SAR Grant Table. The stock option was granted by separate contract, not under the 1989 Equity Incentive Plan, was granted at an exercise price equal to the fair market value of the Common Stock on the effective date of the grant, becomes exercisable over four years and has a term of ten years.

     Dr. Norman E. Gaut, currently a member of the Board of Directors of the Company, was Chief Executive Officer until February 25, 1998 and Chairman of the Board until June 17, 1998. In January, 1998, the Committee reviewed Dr. Gaut's base salary, and after considering factors deemed relevant by the Committee, including those considered for the other Named Executive Officers under "Base Salary" above, the Committee determined not to increase Dr. Gaut's base salary for 1998. Dr. Gaut's base salary continued to be below the expected 50th percentile of the executive compensation surveys reviewed, but this was not the sole determinate criterion for establishing his pay for 1998.

     Dr. Gaut's active employment with the Company ceased on June 17, 1998, the date on which he stepped down as the Chairman of the Board but agreed to continue to serve as a member of the Board of Directors. In recognition of Dr. Gaut's past service of over twelve years to the Company, the Committee agreed at its meeting on February 3, 1998 to provide Dr. Gaut with severance until December 17, 2000, (the "Severance Period"), during which time he shall receive an amount equal to his then-current base salary, and continue to receive welfare benefits at the same level as active employees. For service on the Board during the Severance Period, Dr. Gaut will not receive fees otherwise payable to outside directors. At the Committee's meeting on February 3, 1998 all of the stock options granted to Dr. Gaut were vested and the exercise rights to such vested stock options will terminate, if not exercised, on June 17, 1999.

     Tax Limitations. As a result of federal tax legislation enacted in 1993, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds one (1) million dollars per officer in any one year, except for, among other matters, "performance-based compensation" approved by stockholders. At the 1995 Annual Meeting, the shareholders approved certain amendments to the Company's 1989 Equity Incentive Plan which were designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under the Plan would qualify as "performance-based compensation". However, in order to carry out Mr. Bond's employment agreement, the stock option grant made to Mr. Bond had to be made by separate contract outside the Plan, and would not qualify as "performance-based compensation". Options granted to two additional persons who became executive officers in 1998 were also made by separate contracts, not under the 1989 Equity Incentive Plan, and would not qualify as "performance-based compensation".

                                            Compensation Committee

                                            Robert T. Knight
                                            David Levi

April 15, 1999

STOCK PERFORMANCE GRAPH

     The following graph sets forth information comparing the cumulative total return to holders of the Company's Common Stock over the last five fiscal years, commencing with the last trading day before the beginning of the Company's fifth preceding fiscal year (the "Measuring Period") with (1) the cumulative total return of the NASDAQ Stock Market Index (U.S.) and (2) the cumulative total return of the NASDAQ Electronics Components Stock Index, assuming in each case the investment of $100 on December 31, 1993. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by
(ii) the share price at the beginning of the Measuring Period. PictureTel has not paid any cash dividends.

                                                       ELECTRONICS                   NASDAQ                    PICTURETEL
                                                       -----------                   ------                    ----------
 1993                                                   $100.00                     $100.00                     $100.00
 1994                                                    110.49                       97.75                      128.00
 1995                                                    182.99                      138.26                      460.00
 1996                                                    316.46                      170.03                      277.33
 1997                                                    331.74                      208.53                       69.33
 1998                                                    512.88                      293.83                       70.67

ITEM 2 -- APPROVAL OF 1999 PICTURETEL EQUITY PLAN

GENERAL:

     The Company has historically utilized stock options, not just for the Executive Officers, but Company-wide, for employees at all levels. The Company's employee option policy is a key and integral part of the Company's overall employee compensation and benefit program. The Company's management philosophy encourages a wide participation in the overall strategic goals of the Company and the Board of Directors believes that broad employee participation in the equity of the Company through stock option grants encourages better employee performance in achieving financial and operating goals; encourages a long-term focus by employees; helps align employee interests with those of the shareholders; and helps create ownership behavior. The Company's employee stock option policy has been a very significant positive factor in the Company's growth.

     The aggressive environment in the high technology and telecommunications industry makes it essential that the Company have an updated, progressive and competitive stock option policy in order to attract, retain and motivate high quality personnel. The Company's option policy of providing employees with stock options is consistent with the general practice among high technology growth companies. Accordingly, the Company's policy has been to grant options to all employees when they join the Company and then to make subsequent periodic grants, based on their performance. The Company's stock option policy has enabled the Company to conserve cash; provide compensation which is competitive with other leading technology companies; and keep employees from turning to the other leading technology companies for more remunerative employment. Historically, the stock option policy has allowed the Company to successfully combat competitive pressures for highly talented employees within the high technology industry.

     Pursuant to the terms of the Company's 1989 Equity Incentive Plan (the "Present Plan"), the Present Plan will terminate on November 14, 1999 and no further awards will be granted under the Present Plan after November 13, 1999. The Board of Directors believes that it is in the best interests of the Company and its future performance, particularly at this critical juncture, with increased competition in the growth of the video collaboration market, to have stock and stock-based awards available in order to attract, retain and motivate high quality personnel for the Company. See "Compensation Committee Report" herein. As of April 19, 1999, there were 303,841 shares available for the grant of future awards under the Present Plan. As of that date, options for 7,411,440 shares were outstanding under all plans and contracts, 53.4% of which have an exercise price above the current trading price of the Company's Common Stock (including 49.8% above an exercise price of $8.00). Of these options, 4,832,445 shares were outstanding under the Present Plan.

     On March 3, 1999, the Board of Directors unanimously adopted, subject to stockholder approval, a new plan, the 1999 PictureTel Equity Plan (the "1999 Plan"), with 3,000,000 shares of Common Stock (subject to adjustment for stock splits and the like) that may be delivered as stock option grants or other awards under the Plan. The aggregate 3,000,000 shares of Common Stock is 6.7% of the shares of Common Stock, including the 4,478,708 shares of Preference Stock issued in February, 1999 to Intel Corporation that are convertible at any time into the same number of shares of Common Stock, outstanding as of April 19, 1999.

     The 1999 Plan contains certain provisions that differ from those in the Present Plan, specifically, that no stock option purchase price or purchase price for shares of restricted stock may be less than the fair market value on the effective date of the grant, that no outstanding higher priced stock option may be cancelled and reissued at a lower purchase price i.e. "option repricing" is not permitted under the 1999 Plan, and that the 1999 Plan itself shall have a term of three (3) years from the date of shareholder approval.

     Proceeds received by the Company from transactions under the 1999 Plan will be used for general corporate purposes. Shares issued under the 1999 Plan may be authorized but unissued shares or shares reacquired by the Company.

     On April 19, 1999, the closing price of the Company's Common Stock as reported by NASDAQ was $7.594 per share.

DESCRIPTION OF THE PROPOSED 1999 PICTURETEL EQUITY PLAN:

     Administration, Participants, Share Limits. The proposed 1999 Plan, which is administered by the Compensation Committee, which consists of two or more non-employee directors that are disinterested persons under Section 16 of the Securities Exchange Act of 1934 and outside directors under Section 162(m) of the Internal Revenue Code (the "Committee"), permits the granting of a variety of stock and stock-based awards and related benefits, including stock options, restricted and unrestricted shares, deferred stock, cash and stock, performance awards, rights to receive cash or shares with respect to increases in the value of the Common Stock, cash payments sufficient to offset the federal, state, and local ordinary income taxes of participants resulting from transactions under the 1999 Plan, and loans to participants in connection with awards, all as more fully described below. The 1999 Plan's eligibility encompasses key officers and other employees of the Company and its subsidiaries, as well as other persons who are in a position to make a significant contribution to the Company and its subsidiaries.

     Subject to adjustment for stock splits and similar events, the total number of shares of Common Stock that can be issued under the 1999 Plan, during the term of that plan, is 3,000,000. If any award under the 1999 Plan which requires exercise by the participant for delivery of Common Stock terminates without having been exercised in full, or if any award payable in Common Stock or cash is satisfied in cash rather than Common

Stock, the number of shares of Common Stock as to which such award was not exercised or for which cash was substituted, shares of restricted stock that have been forfeited, shares held back in satisfaction of the exercise price or tax withholding requirement, will be available for future grants. The number of shares delivered under an award are determined net of any previously acquired shares that are tendered by the participant in payment of the award.

     The 1999 Plan provides that in no event may any individual be granted stock options or separately exercisable stock appreciation rights for more than 500,000 shares of Common Stock in the aggregate in any fiscal year.

     The 1999 Plan is not required to be qualified under Section 401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employees Retirement Income Security Act of 1974.

     Stock Options; Exercise Price; Term; Payment. The 1999 Plan permits the granting of options that qualify as incentive stock options under the Internal Revenue Code ("incentive options" or "ISO's") and stock options that do not so qualify ("non-statutory options"). The Committee shall determine the option exercise price of each option. The option price of any stock option, whether ISO or non-statutory, may not be less than 100% of the fair market value of the shares on the effective date of grant (110% in the case of ISO's granted to a greater than ten percent stockholder).

     The Committee may not reduce the exercise price of an option at any time after the time of grant with or without the consent of the participant, thereby prohibiting the cancellation of higher priced options and the reissue of lower priced options as a new option, i.e. prohibiting "option repricing".

     The term of each option will be fixed by the Committee, but may not exceed ten years from the date of grant (five years in the case of an ISO granted to a greater than ten-percent stockholder). The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the Committee may accelerate the exercisability of options. If desired, the Committee may provide that options vest before becoming exercisable. The Committee may in its discretion provide that upon exercise of an option, instead of receiving shares free from restrictions under the plan, the participant will receive shares of Restricted Stock or Deferred Stock Awards as defined below. Also, if the market price of the Common Stock subject to an option exceeds the price of the option at the time of exercise, the Committee may in its discretion and upon request by an employee, cancel the option and pay to the employee an amount in cash or Common Stock equal to the difference between the fair market value of the Common Stock which would have been purchased pursuant to the exercise (determined on the date the option is cancelled) and the aggregate exercise price which would have been paid. The Committee may provide that upon exercise of an award through the tender of previously owned shares of Common Stock, the participant exercising the award will automatically receive a new award of like kind covering the number of shares of Common Stock tendered in payment of the exercise price of the first award.

     The exercise price of options granted under the 1999 Plan must be paid in full in cash or by check, bank draft or money order, or if the terms of the option permit (or for a non-statutory option, if the Committee so permits at or after the grant of the option), by shares of Common Stock that have been held six months, by a promissory note (so long as the par value of shares issued is paid in cash or by instrument acceptable to the Company), by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or by any combination of the foregoing.

     Stock Appreciation Rights. The Committee may also grant stock appreciation rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of unrestricted Common Stock, Restricted Stock or Deferred Stock Awards (as determined by the Committee), in general measured by the increase since the date of grant in the value of the shares covered by such right. Stock appreciation rights granted in tandem with options will be exercisable only at such time or times, and to the extent, that the related option is exercisable and will terminate upon the exercise of the related stock appreciation right.

     Treatment of Options and Stock Appreciation Rights Upon Termination of Employment. If a participant with consent of the Company retires after attainment of age 65 (or earlier in the case of ISO's or if the

Committee so specifies), any option or stock appreciation right then held by the participant will become exercisable in full and will remain exercisable for one year. If a participant's employment terminates by reason of death or total and permanent disability, any option then held by the participant that is not otherwise exercisable on the date of such termination, will have the exercise rights thereto accelerated so that for each full year of service with the Company, no less than twenty-five percent of the aggregate number of shares granted and outstanding will be exercisable as of the termination date (not to exceed 100% of the aggregate number of shares). If a participant's employment terminates by reason of death or total and permanent disability, any stock appreciation right then held by the participant that is not otherwise exercisable on the thirtieth day following termination of employment will terminate on that date. Any remaining options and stock appreciation rights will remain exercisable for one year from date of termination of the employment. In the event of any other termination of employment (or, in the case of non-employee participant, in the event such participant ceases to be affiliated with the Company), all options and stock appreciation rights held by the participant that are not then exercisable shall promptly terminate; the participant's remaining options and stock appreciation rights will remain exercisable for a period of three months (Termination of an employee for cause will result in immediate termination of all awards, however). Notwithstanding the post-termination exercise periods described above, no option or stock appreciation right may be exercised beyond its original term.

     Unless the Committee expressly provides otherwise, a Participant's "employment or other service relationship with the Company and its Subsidiaries" will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant's employment with the Company or its Subsidiaries (whether or not the Participant continues in the service of the Company or its Subsidiaries in some capacity other than that of an employee of the Company or its Subsidiaries), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Subsidiaries in some other capacity).

     Restricted Stock and Unrestricted Stock. The Committee may also award shares of Common Stock subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). The purchase price of shares of Restricted Stock shall be not less than the fair market value on the effective date of the grant (or past services of equivalent value). Recipients of Restricted Stock must accept an award within sixty days of the grant of such award by written instrument and tender full payment, if any, in order to have any rights with respect to the Restricted Stock. The Committee may at any time accelerate the dates on which the restrictions will lapse. Generally, shares of Restricted Stock are non-transferable and if a participant who holds shares of Restricted Stock terminates employment or otherwise ceases to be affiliated with the Company for any reason except retirement prior to the lapse or waiver of the restrictions, the employee must resell to the Company the shares of Restricted Stock for the amount paid for such shares, or forfeit them to the Company if no cash was paid. In the event the employee retires with the consent of the Company
(a) after attainment of age 65 or (b) prior to attainment of age 65 if the Committee so specifies at or prior to such retirement, all shares subject to restrictions will become free of restrictions, except for restrictions based on performance or other conditions (other than conditions relating to the mere passage of time and continued employment), which were not satisfied at such time. In such case, the Committee may remove or modify such conditions or provide that the restrictions will lapse if and when the conditions are subsequently satisfied, but if no such action is taken by the Committee, the employee must resell to the Company the shares of Restricted Stock for the amount paid for such shares, or forfeit them to the Company if no cash was paid. Prior to the lapse of restrictions on shares of Restricted Stock the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted Stock.

     Any participant making an election under Section 83(b) of the Internal Revenue Code with respect to Restricted Stock must provide a copy thereof to the Company within ten days of the filing of such election with the Internal Revenue Service.

     The Committee may also grant shares which are free from any restrictions under the 1999 Plan ("Unrestricted Stock"). The purchase price of Unrestricted Stock must be not less than the fair market value of the Common Stock on the effective date of the grant (or past services of equivalent value).

     Deferred Stock. The Committee may also make deferred stock awards under the 1999 Plan ("Deferred Stock Awards") at the same price as Restricted or Unrestricted Stock. Deferred Stock Awards entitle the recipient to receive shares of Common Stock in one or more installments at a future date or dates, and on such conditions as determined by the Committee. Except as otherwise specified in the grant or agreed to by the Committee, all such rights to which the participant has not become irrevocably entitled will terminate upon the participant's death, retirement or other termination of employment or other affiliation with the Company. The Committee may at any time accelerate the time at which delivery of all or any part of the shares will take place.

     Performance Awards. The Committee may also grant awards based on certain performance criteria ("Performance Awards") entitling the recipient to receive, without payment, shares of Common Stock or cash in such combinations as the Committee may determine. Payment of the award may be conditioned on achievement of personal, corporate, departmental or any other category of performance goals and such other conditions as the Committee shall determine. Except as otherwise specified in the grant or agreed to by the Committee, rights under a Performance Award to which the participant has not become irrevocably entitled will terminate upon a participant's death, retirement or other termination of employment or other affiliation with the Company.

     Loans. The Company may make a loan to a participant ("Loan"), either on the date of or after the grant of any award to the participant. A Loan may be made either in connection with the purchase of Common Stock under the award or with the payment of any Federal, State and local income tax with respect to income recognized as a result of the award. The Board will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate. However, no Loan may have a term (including extensions) exceeding ten years in duration.

     Supplemental Grants. In connection with any award, the Committee may at the time such award is made or at a later date, provide for and grant a cash award to the participant ("Supplemental Grant") not to exceed an amount equal to
(1) the amount of any Federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (2) an additional amount on a grossed-up basis necessary to make the participant whole after tax, discharging all the participant's income tax liabilities arising from the Supplemental Grant. Except as otherwise specified in the grant or agreed to by the Committee, rights under a Supplemental Grant to which the participant has not become irrevocably entitled will terminate upon a participant's death, retirement or other termination of employment or other affiliation with the Company.

     No award granted under the 1999 Plan (other than an award in the form of an outright transfer of cash or Unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution and during an employee's lifetime an award requiring exercise may be exercised only by the participant (or in the event of the participant's incapacity, the person or persons legally appointed to act on the participant's behalf).

     Adjustments in Common Stock; Change in Control; Certain Corporate Transactions. In the event of a stock dividend, stock split and certain other changes in the Company's capitalization, including extraordinary distributions to shareholders, the Committee will make appropriate adjustment to the maximum number of shares that may be delivered under the Plan, the number of shares subject to outstanding awards, the exercise price of outstanding awards, and other appropriate adjustments, provided that no such adjustment shall be made to the maximum share limits intended to be eligible for the performance-based exception under Section 162(m) of the Internal Revenue Code, except to the extent consistent with that exception, nor shall any change (without the consent of the participant) be made to ISO's except to the extent consistent with their continued qualification under the Internal Revenue Code. The Committee may also make such adjustments in other circumstances if it deems the adjustments necessary to avoid distortion in the operation of the Plan consistent with
Section 162(m).

     In the event of a Change in Control (as defined), all options and stock appreciation rights then outstanding and unexercisable shall become fully exercisable unless the Committee shall otherwise expressly provide at the time of grant and all restrictions and conditions on restricted stock, deferred stock, performance units and other stock-based awards shall automatically be deemed waived to the extent, if any, specified

(whether at or after time of grant) by the Committee. In the event the Company is acquired under circumstances prescribed in the 1999 Plan, all outstanding awards will terminate, provided that at least twenty days prior to the effective date of such transaction the Committee shall make all options exercisable (to the extent that they have not already become exercisable upon the occurrence of a Change in Control (as defined), and the Committee may, in its discretion, remove restrictions and conditions on restricted stock and other outstanding awards and take such other action in connection therewith as is provided under the 1999 Plan. The Committee may also arrange to have the surviving or acquiring corporation assume outstanding options or other awards or grant to the Participant a replacement or substitute option or other award on such terms as the Committee determines.

     Withholding Requirements. The grant or exercise of awards may be subject to tax withholding requirements as described below. Where Common Stock may be delivered under an award, the Committee may require that the participant or other appropriate person either remit to the Company an amount necessary to satisfy withholding requirements or make other satisfactory arrangements (including if the Committee so permits, the holding back of shares from payments under the award).

     Discontinuance or Amendment of the 1999 Plan. The Committee may at any time discontinue granting awards under the 1999 Plan. The Board may at any time or times amend the 1999 Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the 1999 Plan as to any further grants of awards, except that certain specified amendments may not be made without the approval of the stockholders of the Company and no amendment or termination of the 1999 Plan may adversely affect the rights of any participant (without the participant's consent) under any award previously granted.

FEDERAL INCOME TAX EFFECTS

     In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the option holder or a deduction to the Company. However, option holders exercising incentive stock options may become subject to the alternative minimum tax by reason of that exercise.

     If the stock received upon the exercise of an incentive stock option is held for at least two years from the date of grant and at least one year after the date of exercise, any gain or loss recognized upon the disposition of the stock will be considered long-term capital gain or loss and will be taxed accordingly. If shares received upon exercise of an incentive stock option are disposed of before the holding period requirements described above have been satisfied (a "disqualifying disposition"), the option holder will realize ordinary income, and the Company will be entitled to a deduction, equal in general to the difference between the option price and the value of the stock on the date of exercise. The amount of ordinary income realized on a disqualifying disposition may be limited when the stock is sold for less than its value on the exercise date. Incentive options granted to an optionee will be treated for Federal income tax purposes as non-statutory options (see below) to the extent the aggregate value (determined as of the time of grant) of the stock for which the options first become exercisable in any calendar year exceeds $100,000.

     In the case of non-statutory options, no income results upon the grant of the option. When an option holder exercises a non-statutory option, he or she will realize ordinary income, subject to withholding, equal in general to the excess of the then-fair market value of the stock over the option price. The Company will in general be entitled to a deduction equal to the amount of ordinary income realized by the optionee, provided the Company satisfies certain withholding and reporting requirements.

     Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public corporation may claim with respect to the remuneration paid in any year to any of the Corporation's top five officers at the end of the year. The deduction limitation is subject to a number of important exceptions, including an exception for so-called "performance-based" compensation. This exception requires that the Plan limit the number of options (and shares) and limit cash awards (See above for limits). It is anticipated that options granted under the Plan as proposed will be eligible for an exception from the $1 million deduction limitation.

     The Internal Revenue Code also imposes a 20% additional tax, and denies a deduction, where remuneration paid in connection with a change in control exceeds specified limits. In determining whether these limits have been exceeded, options that vest upon a change in control of the Company may be taken into account.

     The foregoing summary is limited to Federal income tax consequences with respect to options under the 1999 Plan and does not purport to be a complete description of tax consequences under the 1999 Plan, nor does it describe any state or local tax consequences.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes it is important to have stock and stock-based awards available in order to retain, attract and motivate high quality personnel who are likely to contribute to the long-term success of the Company. Accordingly, the Board of Directors believes that the proposed number of shares of Common Stock that may be awarded under the 1999 Equity Plan is in the best interests of the Company and its stockholders. The Board recommends that the stockholders approve the Company's 1999 Equity Plan.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast by stockholders on the proposal at the Annual Meeting is required for the adoption of the 1999 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED ADOPTION OF THE 1999 EQUITY PLAN.

ITEM 3 -- PROPOSED AMENDMENT TO THE PICTURETEL 1994 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR PURCHASE UNDER SUCH PLAN BY 1,000,000 SHARES.

GENERAL; PROPOSED AMENDMENT.

     The 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors effective April 15, 1994 and approved by the Company's stockholders at the Annual Meeting in June, 1994. The Purchase Plan currently provides for the delivery from time to time of up to 1,000,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") on terms set forth in the Purchase Plan. As of March 1, 1999, a total of 828,864 shares have been purchased and only 171,136 shares remained available for future purchases under the Purchase Plan.

     On March 3, 1999, the Board of Directors approved, subject to stockholder approval, an amendment to the Purchase Plan to increase the number of shares of Common Stock available under such plan by 1,000,000 shares. The Company's current forecast of employee participation in the Purchase Plan indicates that there are currently sufficient shares for approximately the next six (6) months (one offering period, March 1, 1999 to August 31, 1999). The number of shares available under the Plan needs to be increased so that the Purchase Plan can continue to be effectively used to attract and retain high quality employees for the Company and its subsidiaries. If the stockholders do not approve this amendment to the Purchase Plan, the Board of Directors will suspend employee participation in the Purchase Plan once the currently available shares are purchased. The following is a summary of the essential features of the Purchase Plan.

DESCRIPTION OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED.

     Purpose. The purpose of the 1994 Employee Stock Purchase Plan, as amended (the "Purchase Plan") is to provide a means by which employees of the Company (and any subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be encouraged to purchase Common Stock of the Company through payroll deductions.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423 of the Internal Revenue Code (the "Code").

     Administration. The Purchase Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee has the power to construe and interpret the Purchase Plan and the rights granted under it. No member of the Committee is eligible to purchase stock under the Purchase Plan.

     Stock Subject to Plan. A total of 2,000,000 shares of Common Stock are authorized for delivery from time to time under the Purchase Plan. Shares may be either authorized but unissued shares or treasury shares. If options granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such options again become available for delivery under the Purchase Plan. As of March 1, 1999, a total of 828,864 shares have been purchased under the Purchase Plan, leaving available, after the proposed amendment, 1,171,136 shares for delivery under the Purchase Plan.

     Offerings. The Purchase Plan is implemented by a series of six-month Offerings to purchase stock to all eligible employees from time to time.

     Eligible Employees. Any person who is customarily employed at least 20 hours per week and five months per calendar year on the first day of a six-month Offering Period is eligible to participate in that Offering, provided such employee has been in the continuous employ of the Company (or a designated subsidiary) for at least six months. Notwithstanding the foregoing, no employee is eligible for the grant of any option rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company, nor will any employee be granted option rights that would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such option rights are granted) under all employee stock purchase plans of the Company in any calendar year.

     Participation in the Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the commencement date for the six-month Offering Period, an agreement authorizing payroll deductions of up to 10% of such employees' base compensation during the offering period.

     Purchase Price. The purchase price at which shares are sold in an Offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the six-month Offering Period, or (b) 85% of the fair market value of a share of Common Stock on the last day of the six-month Offering Period. Fair market value is determined by reference to the sales price of the common stock on the NASDAQ. It is not possible to determine the amount of any pricing "benefits" which may be realized by any employee under the Purchase Plan.

     Payment of Purchase Price. The purchase price is accumulated by payroll deductions over the Offering Period. At any time during the Offering Period, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions after the beginning of any offering period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

     Purchase of Stock. By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with Offerings made under the Purchase Plan, the Committee will specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares that may be purchased pursuant to such Offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the Offering would exceed the maximum aggregate number, the Committee would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on the exercise date at the end of the Offering Period at the applicable price. See "Withdrawal" below.

     Withdrawal. While each participant is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given Offering by terminating his or her payroll deductions and by delivering a notice of withdrawal to the Company. Such withdrawal may be elected at any time prior to the end of the applicable six-month Offering Period.

     Upon withdrawal by the employee from an Offering, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's participation in the Offering will be automatically terminated. An employee's withdrawal from an Offering will not have any effect upon such employee's eligibility to participate in subsequent six-month Offerings under the Purchase Plan.

     Termination of Employment. Option rights granted pursuant to any Offering terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest, upon such termination. In the event of a participating employee's death, the balance in his or her account will be held and used to purchase stock on the exercise date at the end of the six-month Offering, provided that the estate or representative of the deceased employee does not withdraw from the Offering.

     Restrictions on Transfer. Option rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted, or, in the case of death, by the estate of the deceased employee.

     Duration, Amendment and Termination. The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate on April 15, 2004.

     The Board may amend the Purchase Plan at any time. Any amendment must be approved by the stockholders within twelve months of its adoption by the Board if the amendment would (1) increase the number of shares of Common Stock reserved for delivery under the Purchase Plan, (2) change the designation of corporations whose employees may be offered rights to purchase shares under the Purchase Plan, (3) materially increase the benefits to participants, (4) materially modify the requirements relating to eligibility for participation in the Purchase Plan, or (5) cause the rights previously granted under the Purchase Plan to fail to meet the requirements of Section 423 of the Code.

     Option rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the participant to whom such option rights were granted.

     Effect of Certain Corporate Events. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, or other similar change in the capital structure of the Company, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Purchase Plan, and in the maximum number of shares which may be issued under the Purchase Plan, subject to the approval of the Board.

     Federal Income Tax Information. The following summarizes certain federal income tax consequences of participation in the Purchase Plan. It does not cover employment taxes except as specified, nor does it cover other federal, state, local or foreign tax consequences, if any.

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares as if such amounts had been actually received by the participant. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

     If the stock is disposed of more than two years after the beginning of the applicable Offering Period and more than one year after the purchase date or if the participant dies at any time while holding the stock, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (b) 15% of fair market value of the stock as of the beginning of the applicable Offering

Period will be treated as ordinary income. Any further gain or loss will be taxed as a long-term capital gain or loss. Net long-term capital gains on sales of securities for individuals are currently subject to a maximum marginal federal income tax rate of 20%, and the maximum marginal rate for ordinary income is currently 39.6%.

     If the stock is sold or disposed of by the participant before the expiration of either of the holding periods described above (a "disqualifying disposition"), then the excess of the fair market value of the stock on the purchase date over the exercise price will be treated as ordinary income at the time of such disposition. The Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain on a sale will be treated as capital gain. Even if the stock is sold for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on the purchase date. Any capital gain or loss will be long or short-term depending on whether the stock has been held for more than one year.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company will, in general, be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disqualifying disposition, but will not be entitled to a deduction in respect of the ordinary income realized by a participant upon a later disposition, or realized upon death. The Company's deduction may be limited under Code 162(m) and may be subject to disallowance for failure to satisfy related withholding obligations, if any.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes it is important to have an Employee Stock Purchase Plan to afford domestic employees the opportunity for, and to encourage the purchase by employees of Common Stock of the Company. Accordingly, the Board of Directors believes that the proposal to adopt the amendment to the 1994 Employee Stock Purchase Plan described above is in the best interests of the Company and its stockholders and recommends that the stockholders approve the amendment.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast by stockholders on the proposal at the Annual Meeting is required for approval of the amendment to the 1994 Employee Stock Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN.

ITEM 4 -- APPROVAL OF 1999 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN

GENERAL:

     In 1994, the Board of Directors adopted the Employee Stock Purchase Plan effective April 15, 1994 and the Company's stockholders approved the plan at the Annual Meeting in June 1994. Since its inception, participation in the Employee Stock Purchase Plan has been open to employees of the Company on the U.S. payroll. No employees of foreign subsidiaries have been eligible to participate. The Company's senior and international management has expressed a strong need to have an international employee stock purchase plan in order to attract and retain international employees. The international hiring environment is becoming more aggressive in the high technology and telecommunications industry and it is essential that the Company have updated, progressive and competitive equity participation programs in order to attract, retain and motivate high quality personnel for its international business.

     On March 3, 1999, the Board of Directors adopted, subject to stockholder approval, the Foreign Subsidiary Employee Stock Purchase Plan (the "Foreign Purchase Plan") providing for the delivery from time to time of up to 500,000 shares (subject to adjustment for stock splits, etc.) of the Company's Common Stock, $.01 par value per share (the "Common Stock") on the purchase terms set forth in the Purchase Plan. The following is a summary of the essential features of the Foreign Purchase Plan.

DESCRIPTION OF THE 1999 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN.

     Purpose. The purpose of the Foreign Purchase Plan is to provide a means by which employees of such foreign subsidiaries of PictureTel Corporation (the "Company") as the Company's Board of Directors (the "Board") may from time to time designate to participate in the Foreign Purchase Plan ("Participating Subsidiary"), may be encouraged to purchase Common Stock of the Company through payroll deductions. The Foreign Purchase Plan is substantially similar to the Employee Stock Purchase Plan for domestic employees approved by Stockholders in 1994. See Item 3. in this Proxy.

     Administration. The Foreign Purchase Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee has the power to construe and interpret the Foreign Purchase Plan and the rights granted under it. No member of the Committee is eligible to purchase stock under the Foreign Purchase Plan.

     The Committee may retain a brokerage firm, bank, or other institution to establish an account on the behalf of a Participant (unless prohibited by the laws of the jurisdiction of such Participant's employment or residence) in which shares purchased under the Foreign Purchase Plan shall be held.

     Stock Subject to Plan. Upon shareholder approval, a total of 500,000 shares (subject to adjustment as provided below) of Common Stock would be authorized for delivery from time to time under the Foreign Purchase Plan. Shares may be either authorized but unissued shares or treasury shares. If purchase options granted under the Foreign Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such options again become available for delivery under the Foreign Purchase Plan.

     Offerings. The Foreign Purchase Plan will be implemented by a series of six-month Offerings to purchase stock to all eligible employees from time to time. The first Offering Period will commence on September 1, 1999.

     Eligible Employees. Any person who is an employee on the first day of a six-month Offering Period is eligible to participate in that Offering, provided such employee has been in the continuous employ of a Participating Subsidiary for at least six months. Notwithstanding the foregoing, no employee is eligible for the grant of any purchase option rights under the Foreign Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary of the Company, nor will any employee be granted purchase option rights that would permit him or her to buy more than U.S. $25,000 worth of stock (determined at the fair market value of the shares at the time such option rights are granted) under all employee stock purchase plans of the Company in any calendar year.

     Participation in the Plan. Eligible employees become participants in the Foreign Purchase Plan by delivering to the Company, prior to the commencement date for the six-month Offering Period, an agreement authorizing payroll deductions of up to 10% of such employees' base compensation during the Offering Period.

     Purchase Price. The purchase price at which shares are sold in an offering under the Foreign Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the six-month Offering Period, or (b) 85% of the fair market value of a share of Common Stock on the last day of the six-month Offering Period. Fair market value is determined by reference to the sales price of the Common Stock on the NASDAQ. It is not possible to determine the amount of any pricing "benefits" which may be realized by any employee under the Foreign Purchase Plan.

     Payment of Purchase Price. The purchase price is accumulated by payroll deductions over the Offering Period. At any time during the Offering Period, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions after the beginning of any Offering Period. All payroll deductions made for a participant are credited to his or her account under the Foreign Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

     Purchase of Stock. By executing an agreement to participate in the Foreign Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with Offerings made under the Foreign Purchase Plan, the Committee will specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares that may be purchased pursuant to such Offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the Offering would exceed the maximum aggregate number, the Committee would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically on the exercise date at the end of the Offering Period at the applicable price. See "Withdrawal" below.

     Withdrawal. While each participant is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given Offering by terminating his or her payroll deductions and by delivering a notice of withdrawal to the Company. Such withdrawal may be elected at any time prior to the end of the applicable six-month Offering Period.

     Upon withdrawal by the employee from an Offering, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's participation in the Offering will be automatically terminated. An employee's withdrawal from an Offering will not have any effect upon such employee's eligibility to participate in subsequent six-month Offerings under the Foreign Purchase Plan.

     Termination of Employment. Option rights granted pursuant to any Offering terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest, upon such termination. In the event of a participating employee's death, the balance in his or her account will be held and used to purchase stock on the exercise date at the end of the six-month Offering, provided that the estate or representative of the deceased employee does not withdraw from the Offering.

     Restrictions on Transfer. Option rights granted under the Foreign Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted, or, in the case of death, by the estate of the deceased employee.

     Duration, Amendment and Termination. The Board may suspend or terminate the Foreign Purchase Plan at any time. Unless terminated earlier, the Foreign Purchase Plan will terminate ten years from the date on which the shareholders approve the Foreign Purchase Plan.

     The Board may amend the Foreign Purchase Plan at any time. Any amendment must be approved by the stockholders within twelve months of its adoption by the Board if the amendment would (1) increase the number of shares of Common Stock reserved for delivery under the Foreign Purchase Plan, (2) change the designation of corporations whose employees may be offered rights to purchase shares under the Foreign Purchase Plan, (3) materially increase the benefits to participants, (4) materially modify the requirements relating to eligibility for participation in the Foreign Purchase Plan.

     Option rights granted before amendment or termination of the Foreign Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the participant to whom such option rights were granted.

     Effect of Certain Corporate Events. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, or other similar change in the capital structure of the Company, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Foreign Purchase Plan, and in the maximum number of shares which may be delivered under the Foreign Purchase Plan, subject to the approval of the Board.

     Governing Law and Related Matters. The Foreign Purchase Plan will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, and the Foreign Purchase Plan contains provisions that will ensure that the delivery of shares of Common Stock will comply with applicable laws of the United States and the particular foreign jurisdictions involved.

     Tax Information. The tax consequences of participation in the Foreign Purchase Plan will vary depending on the tax laws of the jurisdiction in which a participant resides and/or works. The participant shall be solely responsible for taxes incurred as a result of his or her participation in the Foreign Purchase Plan. A participant will be taxed on amounts withheld for the purchase of shares as if such amounts had first been actually received by the participant. A participant shall ensure that upon disposition of the shares acquired under Foreign Purchase Plan all income upon which tax is due is reported to the appropriate tax authorities and that all applicable taxes are paid.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes it is important to have a Foreign Subsidiary Employee Stock Purchase Plan to afford international employees the opportunity for, and to encourage the purchase of Common Stock of the Company by international subsidiary employees. Accordingly, the Board of Directors believes that the proposal to adopt the 1999 Foreign Subsidiary Employee Stock Purchase Plan described above is in the best interests of the Company and its stockholders and recommends that the stockholders approve the adoption of the Plan.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast by stockholders on the proposal is required for approval of the 1999 Foreign Subsidiary Employee Stock Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1999 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN.

ITEM 5 -- RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the independent public accounting firm of PricewaterhouseCoopers LLP to audit the accounts of the Company for the fiscal year 1999. The Board of Directors has recommended that stockholders ratify this selection. The Board of Directors will review its selection if this proposal is not approved by the holders of a majority of the voting power of the outstanding shares of the Common Stock of the Company present in person or represented by proxy at the Annual Meeting.

     Neither the firm of PricewaterhouseCoopers LLP nor any of its partners has a material direct or indirect financial interest in the Company. Representatives of the firm of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to reply to stockholder inquiries.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has approved the selection of PricewaterhouseCoopers LLP as the Company's auditors and believes that such selection is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends that the stockholders ratify the selection of PricewaterhouseCoopers LLP as the Company's auditors.

VOTE REQUIRED

     The affirmative vote of a majority of the votes properly cast on the matter at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as the Company's auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY'S AUDITORS.

                                 OTHER BUSINESS

     The Board of Directors has no reason to believe that any other business in addition to the foregoing will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxies submitted to the meeting will be cast thereon in accordance with the judgment of the persons named in the accompanying form of proxy.

VOTING

     Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as Judges of Election for the meeting.

     The five nominees for election as Directors (Item 1) at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the matter is necessary to approve the actions proposed in Items 2, 3, 4, and 5 and as well as any other matter which comes before the Annual Meeting, except where law or the Company's certificate of incorporation or by-laws require otherwise.

     The Judges of Election will count the total number of votes cast "for" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Stockholder proposals intended for inclusion in next year's annual meeting proxy statement should be sent to the Secretary of the Company at 100 Minuteman Road, Andover, MA 01810 and must be received by December 23, 1999.

     Pursuant to the Company's By-laws requiring advance notice for additional nominations for director or for any proposals by stockholders for presentation at the Year 2000 Annual Meeting, the persons named as proxies in the Year 2000 form of Proxy will be entitled to vote in their discretion on all such matters that are not received by the Company by not less than 75 days nor more than 120 days prior to the Year 2000 meeting. It is estimated that such proposals will need to be submitted by not later than April 3, 2000.

                                 MISCELLANEOUS

     In addition to the solicitation of proxies by mail, management and employees of the Company may also assist in soliciting proxies in person or by mail, telecopy, telephone, telegram and personal interviews for which they will receive no additional compensation. The costs of solicitation of proxies will be borne by the Company. The Company has also retained The Altman Group, Inc. to assist in the solicitation of proxies and will pay such firm a fee estimated at $15,000, plus reimbursement of reasonable out-of-pocket expenses.

     Each of the Report of the Compensation Committee and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     YOU ARE ENCOURAGED TO EXERCISE YOUR RIGHT TO VOTE BY MARKING THE APPROPRIATE BOXES, AND DATING AND SIGNING THE ENCLOSED PROXY CARD. IT IS NOT NECESSARY TO MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXY CARD MAY BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH IS POSTAGE-PAID IF MAILED IN THE UNITED STATES. A PROMPT RESPONSE WILL BE HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                                          PICTURETEL CORPORATION

                                          /s/ W. Robert Kellegrew, Jr.

                                          W. ROBERT KELLEGREW, JR.
                                          Secretary

April 29, 1999

                                                                      1140-PS-99

                                IMPORTANT NOTICE

Dear Shareholder:

Enclosed are materials that relate to the Annual Meeting of Stockholders of PictureTel Corporation to be held on June 17, 1999.

Your shares are held in the name of a brokerage firm or bank. That firm will NOT be able to vote on your behalf on important proposals being considered at the annual meeting unless they receive your specific instructions. In order for your shares to be voted on these matters, you must return your proxy to the brokerage firm or bank.

Please vote your proxy today, and save the company the cost of follow-up mailings.

Thank you.

                            YOUR VOTE IS IMPORTANT!
             PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY
                     IN THE POSTAGE-PAID ENVELOPE PROVIDED

                                  DETACH HERE
--------------------------------------------------------------------------------



                                     PROXY

                             PICTURETEL CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
          PICTURETEL CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 17, 1999



     The undersigned appoints Bruce R. Bond and Arthur L. Fatum and each of them, as attorneys and proxies of the undersigned, with full power of substitution to vote and act in the manner designated on the reverse side at the Annual Meeting of Stockholders of PictureTel Corporation (the "Company") to be held on June 17, 1999 at 10:00 a.m., at the Company's headquarters, 100 Minuteman Road, Andover, Massachusetts and any adjournments thereof, in respect of all of the common stock of the company as to which the undersigned may be entitled to vote or act, with all powers the undersigned would posses if personally present, and, without limiting the general authorization hereby given, the undersigned directs that his vote be cast as specified in this proxy. The undersigned hereby revokes any other proxy previously granted to vote the same shares of stock for said meeting.




--------------                                                --------------
 SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE    SEE REVERSE
    SIDE                                                            SIDE
--------------                                                --------------

                                  DETACH HERE
--------------------------------------------------------------------------------

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.


THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF NO DIRECTIONS ARE INDICATED HEREON THEY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS (ITEM 1) AND "FOR" PROPOSAL 2, 3, 4 AND 5. AND FOR
RECONSIDERATION/ADJOURNMENT DEEMED DESIRABLE BY THE COMPANY. THIS PROXY DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO OTHER MATTERS THAT MAY BE PRESENTED AT THE MEETING.


                                                                                                 FOR    AGAINST    ABSTAIN

1. Election of Directors                         2. To adopt the 1999 Equity Plan under which    [ ]      [ ]       [ ]
   NOMINEES: Bruce R. Bond, Norman E. Gaut,         3,000,000 shares of Common Stock may be
             Robert T. Knight, David B. Levi        delivered from time to time.
             and Enzo Torresi

                                                 3. To amend the PictureTel 1994 Employee        [ ]      [ ]       [ ]
       FOR       [ ]       [ ]     WITHHELD         Stock Purchase Plan to increase the number
       ALL                         FROM ALL         of shares of Common Stock which may be
     NOMINEES                      NOMINEES         delivered under the plan (subject to the
                                                    adjustment provisions therein) from
                                                    1,000,000 to 2,000,000.
[ ]______________________
   For all nominees except as noted above                                                        FOR    AGAINST    ABSTAIN
                                                 4. To adopt the 1999 Foreign Subsidiary         [ ]      [ ]       [ ]
                                                    Employee Stock Purchase Plan under which
                                                    500,000 shares of Common Stock may be
                                                    delivered from time to time.

                                                 5. To ratify the selection of                   [ ]      [ ]       [ ]
                                                    PricewaterhouseCoopers LLP as the
                                                    Company's auditors for the fiscal year 1999

                                                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                   [ ]

                                                    Signature(s) must correspond with the name(s) as imprinted hereon.
                                                    When signed as an attorney, executor, administrator, trustee or guardian, please give full title as such.




Signature:____________________________ Date:_______________ Signature:________________________ Date:____________________
